EXHIBIT 99.1

Financial Information of ExamWorks Group, Inc.  (the “Company”)

Existing Financial Information disclosed in Exhibit 99.2 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 8, 2011 (the “Current Report”). All terms used but not defined in this Exhibit 99.1 shall have the meanings ascribed to them in the previously filed Current Report.

For the twelve months ended March 31, 2011, on a pro forma basis for acquisitions and the issuance of $250.0 million aggregate principal amount of the Company’s senior notes due 2019 being offered to investors in a private offering that is exempt from the registration requirements of the Securities Act of 1933, as amended and the use of proceeds therefrom, the Company’s cash interest expense was $23.353 million and the Company’s ratio of Adjusted EBITDA to cash interest expense was 3.39x.

Updated Financial Information:

For the twelve months ended March 31, 2011 on a pro forma basis for acquisitions and the issuance of $250.0 million aggregate principal amount of the Company’s 9.0% senior notes due 2019 being offered to investors in a private offering that is exempt from the registration requirements of the Securities Act of 1933, as amended and the use of proceeds therefrom, the Company’s cash interest expense was $24.603 million and the Company’s ratio of Adjusted EBITDA to cash interest expense was 3.22x.